EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Ownership	State of Incorporation

Cape Bank	100%	New Jersey
SUBSIDIARIES OF CAPE BANK

Subsidiary	Ownership	State of Incorporation

Cape New Jersey Investment Company	100%	New Jersey

Cape Delaware Investment Company	100%	Delaware

CASABA Real Estate Holding Corporation	100%	New Jersey

Cape May County Savings Service Corporation	100%	New Jersey (Inactive)